Exhibit 16
Letter from Jack Burke, C.P.A. Item 304(a)
Effective Date October 10, 2003


Jack F. Burke, Jr.
Certified Public Accountants
2010 Oak Grove Rd., Bldg 3, Ste. 3
Hattiesburg, MS 39404


October 10, 2003

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Urban Television Network Corporation

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

         (1) We have read the Company's response to Item 4 of Form 8-K titled, "Changes in Registrant's Certifying Accountant" dated October 10, 2003; and

         (2) We agree with the response.

Sincerely,

Jack F. Burke, Jr.
Certified Public Accountant


/s/ Jack F. Burke
---------------------------
Jack F. Burke, Jr.